Exhibit 10.1.2

COMMERCIAL REAL ESTATE LOAN NOTE

$20,000,000.00	May 14, 2004

FOR VALUE RECEIVED, COST PLUS, INC., a California corporation (“Borrower”), hereby promises to pay to the order of Bank of America, N.A., a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at CA5-704-13-11, 315 Montgomery Street, 13th Floor, San Francisco, California 94104, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

Section 1. Payment Schedule and Maturity Date. The principal of this Note shall be due and payable in monthly installments, each in the amount set forth on Schedule 1 attached hereto, commencing on July 1, 2004 and on the first day of each succeeding month thereafter until this Note shall have been fully paid and satisfied; and accrued unpaid interest on this Note shall be due and payable on July 1, 2004 and on the first day of each succeeding month thereafter until all principal and accrued interest owing on this Note shall have been fully paid and satisfied; provided, that on June 1, 2014 (the “Maturity Date”), the final maturity of this Note, the entire principal balance of this Note then unpaid and all accrued interest then unpaid shall be finally due and payable.

Section 2. Security; Loan Documents. The security for this Note includes a Credit Line and Construction Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing (as the same may from time to time be amended, restated, modified or supplemented, the “Deed of Trust”) of even date herewith from Borrower to Lender, conveying and encumbering certain real and personal property more particularly described therein (the “Property”). This Note, the Revolving Loan Note (as defined in the Loan Agreement), the Deed of Trust, the Construction Loan Agreement between Borrower and Lender of even date herewith (as the same may from time to time be amended, restated, modified or supplemented, the “Loan Agreement”) and all other documents now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note and the Revolving Loan Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

Section 3. Interest Rate.

Section 3.1 Interest Rates. The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the following (computed as provided in Section 3.4 hereof) as applicable:

(a) On Base Rate Principal, on any day, the Base Rate; and

(b) On LIBOR Rate Principal, for the applicable Interest Period, the applicable LIBOR Rate.

Section 3.2 Interest Rate Elections.

(a) Subject to the conditions and limitations in this Note, Borrower may by written notice to Lender in the form specified by Lender (a “Rate Election Notice”):

(i) Elect, upon the initial advance of funds, that the Principal Debt will be Base Rate Principal, LIBOR Rate Principal or a combination thereof;

(ii) Elect to convert, on a Business Day, all or part of Base Rate Principal into LIBOR Rate Principal;

(iii) Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any LIBOR Rate Principal into Base Rate Principal; or

(iv) Elect to continue, commencing on the last day of the Interest Period applicable thereto, any LIBOR Rate Principal.

If, for any reason, an effective election is not made in accordance with the terms and conditions of this Note for any principal advance or for any LIBOR Rate Principal for which the corresponding Interest Period is expiring, or to convert Base Rate Principal to LIBOR Rate Principal, then the sums in question will be Base Rate Principal until an effective LIBOR Rate Election is thereafter made for such sums.

(b) Each Rate Election Notice must be received by Lender not later than 10:00 a.m. on the applicable date as follows:

(i) With respect to an advance of or conversion to Base Rate Principal, one (1) Business Day prior to the proposed date of advance or conversion; and

(ii) With respect to an advance of, conversion to or continuation of LIBOR Rate Principal, three (3) Business Days prior to the proposed date of advance, conversion or continuation.

Unless otherwise specified herein, no conversion from LIBOR Rate Principal may be made other than at the end of the corresponding Interest Period. Each Rate Election Notice shall stipulate: (A) the amount of the advance or of the Principal Debt to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either Base Rate Principal, LIBOR Rate Principal or a combination thereof, and in the case of a conversion or continuation, the nature of the Principal Debt to be converted or continued; and (C) in the case of LIBOR Rate Principal, the proposed commencement date and duration of the Interest Period. All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Lender in writing in a form specified by Lender.

Section 3.3 General Conditions Precedent to LIBOR Rate Election. In addition to any other conditions herein, a LIBOR Rate Election shall not be permitted if:

(a) An Event of Default has occurred and is continuing; or

(b) After giving effect to the requested LIBOR Rate Election, the sum of all LIBOR Rate Principal plus all Base Rate Principal would exceed the principal face amount of this Note; or

(c) The requested LIBOR Rate Election would cause more than seven (7) LIBOR Rate Elections by Borrower to be in effect at any one time; or

(d) The amount of LIBOR Rate Principal requested in the LIBOR Rate Election is other than $1,000,000.00 or a larger integral multiple of $500,000.00 or

(e) The requested interest period does not conform to the definition of Interest Period herein; or

(f) Any of the circumstances referred to in Section 3.5 hereof shall apply with respect to the requested LIBOR Rate Election or the requested LIBOR Rate Principal.

Section 3.4 Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Lender shall determine each interest rate applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

Section 3.5 Unavailability of Rate. If, with respect to any LIBOR Rate Election, or any LIBOR Rate Principal outstanding hereunder, Lender determines that no adequate basis exists for determining the LIBOR Rate or that the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding or maintaining the applicable LIBOR Rate Principal for such Interest Period, or that any applicable Law, or any request or directive (whether or not having the force of law) of any Tribunal, or compliance therewith by Lender, prohibits or restricts or makes impossible the making or maintaining of such LIBOR Rate Election or LIBOR Rate Principal or the charging of interest on such LIBOR Rate Principal, and Lender so notifies Borrower, then until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of Lender to permit such LIBOR Rate Election shall be suspended and (b) all existing affected LIBOR Rate Principal shall automatically become Base Rate Principal, either (i) on the last day of the corresponding Interest Period (if Lender determines that it may lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day); or (ii) immediately (if Lender determines that it may not lawfully continue to fund and maintain the affected LIBOR Rate Principal to such day) and in such case Borrower shall pay to Lender the Consequential Loss, if any, pursuant to Section 4 hereof.

Section 3.6 Increased Cost and Reduced Return. If at any time after the date hereof, Lender (which shall include, for purposes of this Section 3.6, any corporation controlling Lender) determines that the adoption or modification of any applicable Law regarding taxation, Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance by Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs related to the Indebtedness, or (b) reducing the yield or rate of return of Lender on the Indebtedness, to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of any such amounts at any subsequent time. Nothing herein contained shall be construed or shall so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

Section 3.7 Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at the Past Due Rate (as defined below) to the fullest extent permitted by applicable Law. Accrued and unpaid interest or past due amounts (including interest on past due interest) shall be due and payable on demand, at a fluctuating rate per annum (the “Past Due Rate”) equal to the higher of (a) the Prime Rate plus two hundred (200) basis points, or (b) the LIBOR Rate plus two hundred (200) basis points.

Section 3.8 Additional Defined Terms. In addition to other terms defined herein, as used herein the following terms shall have the meanings indicated, unless the context otherwise requires:

“Adjusted LIBOR Rate” means the quotient obtained (rounded upwards to the next higher 1/100 of 1%) by dividing (a) the applicable London Interbank Offered Rate by (b) 1.00 minus the LIBOR Reserve Percentage.

“Base Rate” means, on any day, a simple rate per annum equal to the sum of the Prime Rate for that day plus the Base Rate Margin. Without notice to Borrower or anyone else, the Base Rate shall automatically fluctuate upward and downward as and in the amount by which the Prime Rate fluctuates.

“Base Rate Margin” means zero (0) basis points.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate Principal.

“Business Day” means a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays), except that in the case of LIBOR Rate Principal such day must also be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits in London, England).

“Indebtedness” means any and all of the indebtedness to Lender evidenced, governed or secured by or arising under this Note or any other Loan Document.

“Interest Period” means with respect to any LIBOR Rate Principal, the period commencing on the date such LIBOR Rate Principal is disbursed or on the date on which the Principal Debt or any portion thereof is converted into or continued as such LIBOR Rate Principal, and ending on the date one (1) or three (3) months thereafter, as elected by Borrower in the applicable Rate Election Notice; provided that:

(i) Each Interest Period must commence on a Business Day;

(ii) In the case of the continuation of LIBOR Rate Principal, the Interest Period applicable after the continuation of such LIBOR Rate Principal shall commence on the last day of the preceding Interest Period;

(iii) If any Interest Period applicable to LIBOR Rate Principal would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the next preceding Business Day;

(iv) Any Interest Period applicable to LIBOR Rate Principal that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last full calendar month at the end of such Interest Period; and

(v) No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“LIBOR Margin” means ninety (90) basis points.

“LIBOR Rate” means for any applicable Interest Period for any LIBOR Rate Principal, a simple rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate.

“LIBOR Rate Election” means an election by Borrower of an applicable LIBOR Rate in accordance with this Note.

“LIBOR Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“LIBOR Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Principal is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“London Interbank Offered Rate” means, with respect to any applicable Interest Period, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the British Bankers’ Association Libor Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “London Interbank Offered Rate” shall mean, for any Interest Period therefor, the rate per annum appearing on such other page or service selected by Lender that shows the British Bankers’ Association Libor Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on such other page or service, the applicable rate shall be the arithmetic mean of all such rates.

“Note” means this promissory note, and any renewals, extensions, amendments or supplements hereof.

“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Lender as its “prime rate,” it being understood and agreed that such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Lender may make various business or other loans at rates of interest having no relationship to such rate. If Lender (including any subsequent holder of this Note) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principal Debt” means the aggregate unpaid principal balance of this Note at the time in question.

“Telerate Page 3750” means the British Bankers’ Association Libor Rates (determined at 11:00 a.m. London, England time) that are published by Moneyline Telerate (or any successor thereto).

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

Section 4. Prepayment.

(a) Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, provided that: (i) no prepayment may be made which in Lender’s judgment would contravene or prejudice funding under any applicable permanent loan commitment or tri-party agreement or the like; (ii) Lender shall have actually received from Borrower prior irrevocable written notice (the “Prepayment Notice”) of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (iii) each prepayment shall be in the amount of $1,000 or a larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of this Note in full); and (iv) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due and payable to Lender under the Loan Documents on or before the date of prepayment but have not been paid; and (v) no portion of LIBOR Rate Principal may be prepaid except on the last day of the Interest Period applicable thereto, unless (X) the prior written consent of Lender is obtained which consent, if given, shall provide, without limitation, the manner and order in which the prepayment is to be applied to the Indebtedness, and (Y) Borrower pays to Lender and Consequential Loss as a result thereof, in accordance with Section 4(b) below. If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate.

(b) Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of revenue, profit or yield, as determined by Lender in its judgment reasonably exercised (together, “Consequential Loss”) incurred by Lender with respect to any LIBOR Rate, including any LIBOR Rate Election or LIBOR Rate Principal as a result of: (i) the failure of Borrower to make any payment on the date or in the amount specified in any Prepayment Notice from Borrower to Lender; (ii) the failure to Borrower to borrow, continue or convert into LIBOR Rate Principal on the date or in the amount specified in any Prepayment Notice given by Borrower to Lender; (iii) the early termination of any Interest Period for any reason; or (iv) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid. Borrower agrees to pay all Consequential Loss upon any prepayment of LIBOR Rate Principal, whether voluntary or involuntary, whether effected by a credit bid at foreclosure, or whether by reason of acceleration upon an Event of Default or upon any transfer or conveyance of any right, title or interest in the Property giving Lender the right to accelerate the maturity of this Note as provided in the Deed of Trust. Notwithstanding the foregoing, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. Lender shall provide a notice to Borrower setting forth Lender’s determination of any Consequential Loss, which notice shall be conclusive and binding in the absence of manifest error. Lender reserves the right to provide interim calculations of such Consequential Loss in any notice of default or notice of sale for informational purposes, but the exact amount of such Consequential Loss shall be calculated only upon the actual prepayment of LIBOR Rate Principal as described herein. The Consequential Loss shall be included in the total indebtedness secured by the Deed of Trust for all purposes, including in connection with a foreclosure sale. Lender may include the amount of the Consequential Loss in any credit bid Lender may make at a foreclosure sale. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of this Note and shall not be waived by any delay by Lender in seeking such compensation.

(c) By its signature below, Borrower waives any right under California Civil Code Section 2954.10 or otherwise to prepay the Loan, in whole or in part, without payment of any and all Consequential Loss as described above. Borrower acknowledges that prepayment of the Loan may result in Lender’s incurring additional losses, costs, expenses and liabilities, including lost revenues and lost profits. Borrower therefore agrees to pay any and all Consequential Loss if any LIBOR Rate Principal is prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Lender the right to accelerate the maturity of this Note as provided in the Deed of Trust. Borrower agrees that Lender’s willingness to offer the LIBOR Rate to Borrower is sufficient and independent consideration, given individual weight by Lender, for this waiver. Borrower understands that Lender would not offer the LIBOR Rate to Borrower absent this waiver.

Dated:	COST PLUS, INC. a California corporation

	By:	/s/ JOHN J. LUTTRELL
	Name:	John J. Luttrell
	Title:	CFO

Section 5. Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 6. Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 o’clock p.m. shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note or any other Loan Document falls due on a Saturday, a Sunday or another day on which the offices of Lender are not open for the conduct of its banking business at the place where this Note is payable, such payment may be made on the next succeeding day on which the offices of Lender are open for such business.

Section 7. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a) Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note.

(b) Any covenant, agreement or condition in this Note is not fully and timely performed, observed or kept, subject to any applicable grace or cure period.

(c) An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

Section 8. Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a) Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b) Lender may set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c) Lender may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.

Section 9. Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

Section 10. Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with arbitration, judicial reference, bankruptcy, insolvency or appeal.

Section 11. Service of Process.

Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon                                                                      , the agent hereby designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration, judicial reference or other dispute resolution set forth in the Loan Agreement.

Section 12. Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

Section 13. General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in San Francisco County, California for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of California (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 14. Notices; Time. All notices, requests, consents, approvals or demands (collectively, “Notice”) required or permitted by this Note to be given by any party to any other party hereunder shall, unless specified otherwise, be in writing (including facsimile (fax) transmission) and shall be given to such party at its address or fax number set forth in the notice provisions of the Loan Agreement, or at such other address or fax number as such party may hereafter specify for the purpose by Notice to the other party. Each such Notice shall be effective when actually received by the addressee or when the attempted initial delivery is refused or when it cannot be made because of a change of address of which the sending party has not been notified; provided, that notices to Lender under Sections 3.1 through 3.8 hereof, inclusive, and notices of changed address or fax number, shall not be effective until received.

Section 15. No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Deed of Trust, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

Section 16. Automatic Deduction. Borrower agrees that principal and interest payments on the Note will be deducted automatically on the due date from checking account number 17685-00608 maintained by Borrower at Lender (the “Checking Account”).

Lender will debit the Checking Account on the dates the payments become due. If a due date does not fall on a Business Day, Lender will debit the Checking Account on the first Business Day following the due date.

Borrower will maintain the Checking Account in good standing with Lender throughout the term of the Loan, and maintain sufficient funds in the Checking Account on the dates Lender enters debits authorized by this Agreement. If there are insufficient funds in the Checking Account on the date Lender enters any debit authorized by this Agreement, without limiting Lender’s other remedies in such an event, Lender may reverse the debit.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

Borrower:

COST PLUS, INC.,
a California corporation

By:	/s/ JOHN J. LUTTRELL
Name:	John J. Luttrell
Title:	CFO

Schedule 1

Principal Payments

Payment Date	Principal Payment
7/1/2004	$83,027.31
8/1/2004	$128,894.14
9/1/2004	$129,429.12
10/1/2004	$132,598.40
11/1/2004	$130,516.68
12/1/2004	$133,655.24
1/1/2005	$131,613.14
2/1/2005	$132,159.41
3/1/2005	$140,338.85
4/1/2005	$133,290.43
5/1/2005	$136,350.66
6/1/2005	$134,409.59
7/1/2005	$137,438.21
8/1/2005	$135,537.91
9/1/2005	$136,100.46
10/1/2005	$139,081.33
11/1/2005	$137,242.62
12/1/2005	$140,191.23
1/1/2006	$138,394.13
2/1/2006	$138,968.54
3/1/2006	$146,514.56
4/1/2006	$140,153.45
5/1/2006	$143,019.86
6/1/2006	$141,328.78
7/1/2006	$144,161.99
8/1/2006	$142,513.72
9/1/2006	$143,105.24
10/1/2006	$145,888.28
11/1/2006	$144,304.72
12/1/2006	$147,053.89
1/1/2007	$145,514.02
2/1/2007	$146,117.98
3/1/2007	$152,998.92

1

Payment Date	Principal Payment
4/1/2007	$147,359.48
5/1/2007	$150,022.38
6/1/2007	$148,593.78
7/1/2007	$151,221.82
8/1/2007	$149,838.19
9/1/2007	$150,460.10
10/1/2007	$153,035.43
11/1/2007	$151,719.77
12/1/2007	$154,259.53
1/1/2008	$152,989.76
2/1/2008	$153,624.75
3/1/2008	$157,959.04
4/1/2008	$154,917.99
5/1/2008	$157,367.43
6/1/2008	$156,214.15
7/1/2008	$158,626.98
8/1/2008	$157,520.92
9/1/2008	$158,174.72
10/1/2008	$160,532.18
11/1/2008	$159,497.53
12/1/2008	$161,817.63
1/1/2009	$160,831.16
2/1/2009	$161,498.70
3/1/2009	$166,948.85
4/1/2009	$162,861.94
5/1/2009	$165,087.03
6/1/2009	$164,223.11
7/1/2009	$166,409.76
8/1/2009	$165,595.42
9/1/2009	$166,282.74
10/1/2009	$168,411.22
11/1/2009	$167,671.90
12/1/2009	$169,761.15
1/1/2010	$169,072.44
2/1/2010	$169,774.18
3/1/2010	$174,454.50
4/1/2010	$171,202.92
5/1/2010	$173,192.45

2

Payment Date	Principal Payment
6/1/2010	$172,632.35
7/1/2010	$174,581.51
8/1/2010	$174,073.48
9/1/2010	$174,795.99
10/1/2010	$176,684.04
11/1/2010	$176,254.82
12/1/2010	$178,101.68
1/1/2011	$177,725.60
2/1/2011	$178,463.26
3/1/2011	$182,335.27
4/1/2011	$179,960.77
5/1/2011	$181,702.97
6/1/2011	$181,461.88
7/1/2011	$183,161.68
8/1/2011	$182,975.27
9/1/2011	$183,734.72
10/1/2011	$185,370.33
11/1/2011	$185,266.71
12/1/2011	$186,859.06
1/1/2012	$186,811.24
2/1/2012	$187,586.61
3/1/2012	$189,861.68
4/1/2012	$189,153.23
5/1/2012	$190,635.81
6/1/2012	$190,729.56
7/1/2012	$192,167.63
8/1/2012	$192,318.80
9/1/2012	$193,117.03
10/1/2012	$194,487.67
11/1/2012	$194,725.81
12/1/2012	$196,051.01
1/1/2013	$196,347.75
2/1/2013	$197,162.70
3/1/2013	$199,295.19
4/1/2013	$198,808.22
5/1/2013	$200,018.13
6/1/2013	$200,463.57
7/1/2013	$201,626.74

3

Payment Date	Principal Payment
8/1/2013	$202,132.47
9/1/2013	$202,971.43
10/1/2013	$204,063.77
11/1/2013	$204,660.85
12/1/2013	$205,705.48
1/1/2014	$206,364.10
2/1/2014	$207,220.63
3/1/2014	$208,417.47
4/1/2014	$208,945.76
5/1/2014	$209,869.37
6/1/2014	$211,193.05

4